                                                                       EXHIBIT 4

                             RESTATED AND AMENDED

                         CERTIFICATE OF INCORPORATION

                                      OF

                      WASHINGTON CONSTRUCTION GROUP, INC.



          Washington Construction Group, Inc., a corporation existing under the laws of the State of Delaware, which was originally incorporated in April 28, 1993 under the name Kasler Holding Company (the "Corporation"), does hereby certify:

          FIRST: That the Restated and Amended Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

                                  ARTICLE I.

          The name of the Corporation is Morrison Knudsen Corporation.


                                  ARTICLE II.

          The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.


                                  ARTICLE III.

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

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                                  ARTICLE IV.

          Section 1. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Hundred Ten Million (110,000,000), consisting of Hundred Million (100,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

          Section 2.  Preferred Stock.  The Preferred Stock may be issued in one
                      ----------------
or more series. The Board of Directors of the Corporation is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of a series.

          a.   Authority of the Board of Directors.  The authority of the Board
               -----------------------------------
     of Directors with respect to each series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

               (i) the distinctive designation of and the number of shares comprising the series, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of such shares then outstanding) from time to time by like action of the Board of Directors;

               (ii) the voting powers, if any, and whether such voting powers are full or limited in such series;

               (iii) the redemption provisions, if any, applicable to the series, including the redemption price or prices to be paid;

               (iv) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of the series, and the dates and preferences of dividends on the series;

               (v) the rights of the series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

               (vi) the provisions, if any, pursuant to which the shares of the series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

               (vii) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

               (viii) the provisions, if any, of a sinking fund applicable to the series; and

               (ix) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

     all as may be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of the Preferred Stock (collectively, a "Preferred Stock Designation").

          b.   Series A Preferred Stock.  The following is a statement of the
               ------------------------
     powers, preferences, rights, qualifications, limitations and restrictions of the series of Preferred Stock consisting of 18,000/1/ shares designated as Series A Preferred Stock.

               (i)     Designation and Amount.  The shares of such series of
                       ----------------------
          Preferred Stock shall be designated as "Series A Preferred Stock" and the number of shares constituting such series shall be 18,000.

               (ii)    Rank.  With respect to rights on liquidation, winding up
                       ----
          and dissolution, the Series A Preferred Stock ranks (i) senior to both the Corporation's Common Stock and to all classes and series of stock of the Corporation now or hereafter authorized,

          ------------------------
          /1/ Under certain circumstances as described in the Proxy Statement, 1,800,000 shares of Series A Preferred Stock may be authorized.

          issued or outstanding which by their terms expressly provide that they are junior to the Series A Preferred Stock as to distributions upon the liquidation, winding up and dissolution of the Corporation or which do not specify their rank (collectively with the Common Stock, the "Junior Securities"); (ii) on a parity with each other class or series of capital stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Series A Preferred Stock as to distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Parity Securities"), provided that any such Parity Securities that were not approved by the
          --------
          holders of Series A Preferred Stock in accordance with paragraph
          (b)(vii)(B) of this Section 2 shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to each other class of capital stock or other series of Preferred Stock issued by the Corporation after the date hereof the terms of which have been approved by the holders of the Series A Preferred Stock in accordance with paragraph (b)(vii)(B) of this Section 2 and which specifically provide that such class or series will rank senior to the Series A Preferred Stock as to distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Senior Securities").

               (iii)   Dividends.  The holders of shares of Series A Preferred
                       ---------
          Stock are not entitled to receive dividends.

                (iv)   Foreign Tax Credit Sinking Fund; Redemption.
                       -------------------------------------------

                       (A) The Corporation shall create and maintain a sinking fund ("Foreign Tax Credit Sinking Fund") into which it shall deposit promptly upon receipt and hold all amounts received by the Corporation in respect of refunds of federal income tax and interest thereon associated with amended federal income tax returns of the Corporation and consolidated subsidiaries for the calendar years 1982 through 1990 which were filed prior to January 1, 1996, which change the Corporation's election from deducting foreign taxes to claiming a credit for those taxes ("Foreign Tax Credit Refunds"); provided, however,
                                                           --------  -------
               that the cumulative total amount of Foreign Tax Credit Refunds, together with any amounts contributed pursuant to the sentence prior to the penultimate sentence of this paragraph, which the Corporation may deposit to the Sinking Fund shall not exceed $18,000,000. A majority of the directors of the Corporation present at a meeting at which a quorum is present has the exclusive power and authority to determine, in good faith, on the basis of information known to them after reasonable inquiry, (i) whether funds received by the Corporation are Foreign Tax Credit Refunds and (ii) the amount of any Foreign Tax Credit Refunds. The holders of the Series A Preferred Stock shall have no right to challenge any such determination unless such challenge is specifically authorized by the beneficial owners of a majority of the issued and outstanding shares of the Series A Preferred Stock. The Corporation may, but shall not be obligated to, deposit funds other than Foreign Tax Credit Refunds into the Foreign Tax Credit Sinking Fund; provided, however, that such a
                                                --------  -------
               deposit of funds other than Foreign Tax Credit Refunds shall be made only upon the affirmative vote of two-thirds of the total number of directors that the Corporation would have if there were no vacancies. Pending distribution of the amounts in the Foreign Tax Credit Sinking Fund pursuant to paragraph (b)(iv)(B) of this
               Section 2, all such amounts shall be deposited into and maintained in an interest-bearing account at a bank or other depository institution at which the Corporation maintains other interest-bearing deposit accounts. Other than distributions made pursuant to paragraph (b)(iv)(B) of this Section 2, the Corporation shall not withdraw any funds from the Foreign Tax Credit Sinking Fund.

                       (B) On the fifteenth day of the month following the end of each calendar quarter, the Corporation shall distribute to each holder of record of Series A Preferred Stock as of the last day of such calendar quarter an amount per share equal to a pro rata portion of (i) the total amount of Foreign Tax Credit Refunds deposited into the Foreign Credit Sinking Fund during the quarter and (ii) all interest earned on such total amount during the quarter. The distribution for the calendar quarter in which the cumulative total deposits to the sinking fund reaches $18,000,000 will be the final distribution with respect to the Series A Preferred Stock. Upon this final distribution, all shares of Series A Preferred Stock will be cancelled and no longer outstanding and will not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation will cease.

                       (C) If the Series A Preferred Stock has not been cancelled as provided in paragraph (b)(iv)(B) of this Section 2 by the fifth anniversary of the issuance of the Series A Preferred Stock, the Corporation shall, on the fifteenth day ("Redemption Date") of the month following the fifth anniversary of the issuance of the Series A Preferred Stock, redeem all the outstanding shares of Series A Preferred Stock at a per share redemption price ("Redemption Price") equal to the greater of (I) $1.00/2/ or (II) a pro rata portion of the balance of the


               --------------------
               /2/ In the event 1,800,000 shares of Series A Preferred Stock are authorized, the redemption price per share would be equal to the greater of $0.01 or a pro rata share of any undistributed funds in the sinking fund.

               Foreign Tax Credit Sinking Fund (including all interest earned thereon) as of the fifth anniversary of the issuance of the Series A Preferred Stock.

                      (D) In the event that the Corporation redeems shares of Series A Preferred Stock pursuant to paragraph (b)(iv)(C) of this
               Section 2, the Corporation shall send notice of the redemption by first-class mail, postage prepaid, not less than 30 days prior to the Redemption Date, to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation; provided, however, that failure
                                               --------  -------
               to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (i) the Redemption Date; (ii) the number of shares of Preferred Stock to be redeemed; (iii) the Redemption Price, and (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price. Upon surrender of the certificates for the shares (properly endorsed or assigned for transfer, if the Board of Directors so requires and a notice by the Corporation so states), the Corporation shall redeem such shares at the Redemption Price as aforesaid.

                       (E) If the Corporation has mailed the notice provided in paragraph (b)(iv)(D) of this Section 2, then, from and after the Redemption Date (unless the Corporation defaults in the payment of the Redemption Price, in which case such rights shall continue until the Redemption Price is paid), all shares of Series A Preferred Stock will be deemed to be cancelled and no longer outstanding, and will not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the Redemption Price) will cease.

               (v)     Liquidation Preference.
                       ----------------------

                       (A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of outstanding shares of Series A Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment is made or any assets distributed to the holders of any of the Junior Securities, an amount in cash per share of Series A Preferred Stock held equal to the greater of
               (I) $1.00, or (II) a pro rata portion of the remaining balance of the Foreign Tax Credit Sinking Fund (including all interest earned thereon). If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series A Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

                       (B) For the purposes of this paragraph (b)(v), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any one or more other corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

               (vi)    Reacquired Shares.  Shares of Series A Preferred Stock
                       -----------------
          that have been issued and reacquired by the Corporation in any manner, including shares reacquired by redemption pursuant to paragraph
          (b)(iv) of this Section 2, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series, and may be redesignated and reissued as part of any series of Preferred Stock.

               (vii)   Voting Rights.  In addition to any voting rights provided
                       -------------
          by law, the holders of Series A Preferred Stock have the following voting rights:

                       (A)  General.  Except as required in this Article IV and
                            -------
               as otherwise required by law, shares of Series A Preferred Stock shall vote together with shares of Common Stock of the Corporation as a single class on all matters as to which the shares of Common Stock are entitled to vote generally. Each share of Series A Preferred Stock is entitled to 1/100 of a vote./3/

                       (B)  Voting Rights On Extraordinary Matters.  In addition
                            --------------------------------------
               to any vote or consent of stockholders required by law, the approval of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a class, is required (i) to reclassify any series of Junior Securities as Senior Securities or Parity Securities, or (ii) to amend, repeal or change any of the provisions of this Restated and Amended Certificate of Incorporation or the provisions of this Article IV in any manner that would alter or change the rights,

               ------------
               /3/ In the event 1,800,000 shares of Series A Preferred Stock are authorized, each share of Series A Preferred Stock would have 1/10,000 of a vote.

               powers, preferences or privileges of the shares of Series A Preferred Stock so as to affect them adversely, including, without limitation, changing the voting percentage required for approval by the holders of Series A Preferred Stock of the foregoing matters.

                                  ARTICLE V.

          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than six
(6) directors nor more than twelve (12) directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 1997 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 1998 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 1999 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1997, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. Notwithstanding anything to the contrary in this Restated and Amended Certificate of Incorporation or any provisions of Bylaws of the Corporation, there shall be no cumulative voting.

                                  ARTICLE VI.

          Any or all of the directors of the Corporation may be removed from the Board of Directors for cause only by the affirmative vote of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote thereon.

                                 ARTICLE VII.

          Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

                                 ARTICLE VIII.

          Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by a majority of the Board of Directors or the Chief Executive Officer or the President.

                                  ARTICLE IX.

          Any action which may be taken by stockholders of the Corporation at an annual or special meeting may not be effected except at such an annual or special meeting by the vote required for the taking of such action, and the right of stockholders to act by written consent is expressly denied.

                                  ARTICLE X.

          The officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

                                  ARTICLE XI.

          A. The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors or officers may be entitled by law. No amendment or repeal of this Section A of Article XI shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

          B. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Section B of this
Article XI shall apply
to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

          C. In furtherance and not in limitation of the powers conferred by statute:
          (i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

          (ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

                                 ARTICLE XII.

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of two-thirds of the issued and outstanding stock of the Corporation entitled to vote thereon.

                                 ARTICLE XIII.

          The Corporation reserves the right to repeal, alter amend, or rescind any provision contained in this Restated and Amended Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Restated and Amended Certificate of Incorporation and any provisions of the Bylaws of the Corporation, any proposal to amend or repeal Articles V, VI, VIII, IX, or XII, or this Article XIII or any other proposal to amend this Restated and Amended Certificate of Incorporation that is inconsistent with any provisions of Articles V, VI, VIII, IX, or XII or this Article XIII shall require not less than the affirmative vote of two-thirds of the issued and outstanding stock of the Corporation entitled to vote thereon.

                                 ARTICLE XIV.

          The Corporation will not issue nonvoting equity securities to the extent prohibited by Section 1123 of the United States Bankruptcy Code; provided, however, that this Article XIV (a) will have no further force and effect beyond that required under Section 1123 of the United States Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such
Section 1123 is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

          SECOND: That this Restated and Amended Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the GCL.

          IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Restated and Amended Certificate of Incorporation to be signed by John H. Wimberly, its President and Chief Executive Officer, and attested by Walter J. Orze, its Assistant Secretary, this ___ day of ___________, 1996.


                                    _________________________________________
                                    John H. Wimberly
                                    President and Chief Executive Officer


Attest:



_________________________________
Walter J. Orze
Assistant Secretary